Exhibit 99.1

Power of the Dream Ventures signs business development agreement with Genetic Immunity

BUDAPEST, Hungary, February 23, 2009 – Power of the Dream Ventures, Inc. (OTC BB: PWRV), Hungary's premier technology acquisition and development company, today announced the signing of a business development / investment agreement with Genetic Immunity (the “Company”), a Hungarian biopharmaceutical research company working on developing novel treatment methods for unmet medical needs such as HIV, through the Company’s proprietary nanomedicine technology for immune amplification.

According to the terms of the agreement Power of the Dream Ventures (PDV) will provide Genetic Immunity business development expertise, will facilitate the publication, via internationally distributed press releases, of Genetic Immunity’s past, present and future news items, and will advise Genetic Immunity on going public in the United States based on Power of the Dream Ventures’ own experience in achieving public states.

In addition, Power of the Dream Ventures was granted rights to acquire equity in Genetic Immunity in one or several tranches for total consideration of USD $10 million in exchange for 20% equity in the Company, if all options are exercised.

“We are extremely happy to be working with Genetic Immunity. They are on the cusp of introducing a number of significant medical products, the most advanced of which is their HIV nanomedicine currently undergoing Phase II clinical trials. It is our privilege to help them communicate to the world all they have achieved over the past years, and to bring both investor and public awareness to their important work. Genetic Immunity is exactly the type of Hungarian technology company we at PDV are seeking to publicize worldwide,” commented Viktor Rozsnyay, CEO of Power of the Dream Ventures. “We are also looking to acquire an equity position in the Company. My personal belief is that this equity will provide substantial returns to our shareholders once the Phase II trials are completed and Genetic Immunity goes public. Therefore, it is priority number one for us to raise the necessary financing for the PDV investment with the least dilution to our current shareholders,” Mr. Rozsnyay concluded.

“We are excited to partner with Power of the Dream Ventures, because they will creatively expand our innovation capabilities to communication and business development. Genetic Immunity is the leading Hungarian biotech company capable to bridge original research results to clinical product development and create significant value. We are convinced that partnership with PDV will enhance the speed to bring new biotech products to the market,” commented Dr Julianna Lisziewicz, CEO of Genetic Immunity.

Genetic Immunity was founded by Dr. Julianna Lisziewicz and Dr. Franco Lori whose prior carriers include extensive work at the Laboratory of Tumor Cell Biology at the National Cancer Institute of the NIH in Bethesda, Maryland.

For detailed information on Genetic Immunity, their nanomedicine methodology, new delivery method and clinical trials results of their HIV immune amplification please visit http://www.geneticimmunity.com

On a going forward basis Power of the Dream Ventures will start communicating the  Genetic Immunity story in the form of press releases adhering to the following formula: press releases of past events relating to the Company will be published with the “Genetic Immunity, Retrospective:” header while current events will be released with the “Genetic Immunity, In-Play” header.

About Genetic Immunity

Genetic Immunity is a US/Hungarian development stage biopharmaceutical company establishing leadership in Nanomedicines for immune amplification. Nanomedicine, an offshoot of nanotechnology, refers to highly specific medical intervention at the molecular scale for treating disease or repairing damaged tissues. By leveraging its proprietary immune amplification platform technology, the company aims to address new markets for infectious diseases, cancer and allergies through the discovery, development and commercialization of topically administered nanomedicines. These indications represent a significant unmet medical need and the potential for alternative treatment approaches. For more information please visit Genetic Immunity’s website at http://www.geneticimmunity.com

About Power of the Dream Ventures

Power of the Dream Ventures, Inc. is a leading technology holding company. We identify and harness the unique technological prowess of Hungary’s high-tech industry, turning promising ideas and ready to market products/technologies into global industry leaders. We focus on developing, acquiring, licensing, or co-developing technologies that originate exclusively in Hungary that are in prototype stage based on existing patents; in prototype stage prior to patenting; existing products that require expansion capital to commercialize; emerging science and high-technology research projects that require help in patenting, developing the product and marketing, University spin-off technologies, and ideas from the very early stage that represent "disruptive technologies." We primarily focus on providing enabling solutions in the fields of environmental technologies, power generation and storage, software products and services, biotechnology, medical devices and what we call ‘disruptive technologies.’ For more information please visit our website at http://www.powerofthedream.com
Contact:

At the Company:

Viktor Rozsnyay
President and CEO
Phone: +36-1-456-6061
Fax: +36-1-456-6062

At Genetic Immunity:

Dr. Zsolt Lisziewicz
Chief Operating Officer
Phone: +36-1-272-0364
Fax: +36-1-272-0364